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                                  EXHIBIT 5.1
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MORGAN, LEWIS & BOCKIUS LLP
One Commerce Square
417 Walnut Street
Harrisburg, PA  17101
Tel:  (717) 237-4000
Fax:  (717) 237-4004


July 1, 1996


The York Water Company
130 East Market Street
York, Pennsylvania 17405

Re:  The York Water Company Rights Offering of up to 80,000 Shares of Common
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     Stock
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Ladies and Gentlemen:

We have acted as counsel to The York Water Company, a Pennsylvania corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement"), to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the offering by the Company of up to 80,000 shares (the "Shares") of the Company's common stock, par value $10.00 per share, to the Company's shareholders (the "Shareholders" or "Shareholder") in proportion to the amount of shares owned by each Shareholder presently.

In rendering the opinion set forth below, we have reviewed (a) the Registration Statement; (b) the Company's Amended and Restated Articles of Incorporation; (c) the Company's Bylaws; (d) certain records of the Company's corporate proceedings as reflected in its minute books; and (e) such records, documents, statutes and decisions as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

Based upon the foregoing, we are of the opinion that, when and to the extent the Shares are issued to the Shareholders pursuant to, and in accordance with, the terms of the Subscription Rights described in the Registration Statement, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

Our opinion set forth above is limited to the Pennsylvania Business Corporation Law of 1988, as amended.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

The opinion expressed herein is solely for your benefit, and may be relied upon only by you.

Very truly yours,


/s/ Morgan, Lewis & Bockius LLP